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                                                                   EXHIBIT 99.1

                     [Special Metals Corporation Letterhead]

FOR MORE INFORMATION CONTACT:

Investment Community & Financial Media
Donald C. Darling
Vice President Administration and
Chief Financial Officer
(315) 798-2058

Local/regional News Media
Tracy D. Hutson
Manager, Employee Communications
(304) 526-5628

                       SPECIAL METALS ANNOUNCES CHAIRMAN'S
                     OCTOBER RETIREMENT AND NAMES SUCCESSOR

        New Hartford, N.Y. - August 25, 2000 - The Board of Directors of Special Metals Corporation (NASDAQ: SMCX) today announced some upcoming changes to its composition. As of October 1, 2000 Mr. Robert D. Halverstadt, the Company's current Chairman of the Board, will retire. Mr. Halverstadt will continue to be available as an advisor to the Board and to the Company. Concurrently, he has been appointed by the Board to the honorary position of Chairman of the Board Emeritus.

        Replacing Halverstadt as Chairman will be Phillippe Choppin de Janvry, the current Chairman and Chief Executive Officer of Eramet International, a subsidiary of Eramet. He is also Counsellor to the Chairman of Eramet and a director of SIMA, Aubert & Duval, and Erasteel.

        "We want to extend a warm welcome to Phillippe Choppin de Janvry from the Special Metals family," said Dr. Donald R. Muzyka, the Company's current President and Chief Executive Officer. "He brings an outstanding set of skills and experiences to the role that should serve the Company well."

                                    - more -

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                                                Special Metals Chairman Retires
                                                                         Page 2

        Dr. Muzyka continued, "We will, however, miss our long-time friend and colleague, Bob Halverstadt, who has been a significant part of the growth and success of Special Metals since his initial appointment as the Company's President in 1974. He has also been a valued counselor and member of the Company's Board of Directors, serving as a director and the Company's Chairman since 1987," said Dr. Muzyka. "Although Bob will continue to serve the organization in an advisory capacity for a period of time, his insights and wisdom will be missed by many of us."

        Additional changes to the composition of the Board include the previously announced recent appointment of Dr. T. Grant John as a Director as of September 1. Simultaneously, he will also assume the role of the Company's new President and senior-most officer, following the September 1 retirement of Dr. Muzyka, due to family health issues.

        Special Metals is the world's largest and most-diversified producer of high-performance nickel-based alloys. Its specialty metals are used in some of the world's most technically demanding industries and applications, including: aerospace, power generation, chemical processing, oil exploration and medical/dental devices. Through its New Hartford, N.Y. headquarters, 11 U.S. and European production facilities and a global distribution network, Special Metals supplies over 5,000 customers and every major world market for high-performance nickel-based alloys.

        The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of its markets including the aerospace industry, raw material pricing, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.


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